Exhibit 99.1

Press Release

BayCom Corp Announces 2026 Second Quarter Results

WALNUT CREEK, CA, July 23, 2026—(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank”), today announced a net loss of $7.0 million, or $(0.64) per diluted common share, for the second quarter of 2026, compared to net income of $8.2 million, or $0.75 per diluted common share, for the first quarter of 2026, and $6.4 million, or $0.58 per diluted common share, for the second quarter of 2025.

Financial results for the second quarter of 2026 included $10.5 million of expenses related to severance, accelerated equity award vesting and employee benefits associated with the previously announced departures of three senior executives; $380,000 of accelerated premium amortization on acquired loans due to seasoning, which negatively impacted the average loan yield by eight basis points; and a $5.2 million provision for credit losses, primarily reflecting loan growth, increased required reserves on certain individually evaluated loans, and the impact of $2.8 million of net charge offs during the quarter.

Financial results for the first quarter of 2026 were affected by certain items impacting comparability, including a combined $1.2 million of accelerated discount accretion and interest recovery resulting from the payoff of a single acquired $4.0 million commercial real estate loan, which increased average loan yield by 23 basis points; a $330,000 FHLB special dividend; and a $670,000 reversal of provision for credit losses due to a decrease in total loans outstanding during the first quarter of 2026.

William Black, Executive Vice Chairman, commented, “Having completed our first quarter under our new executive leadership team, I want to thank the outstanding team members and customers of United Business Bank for their continued support. We are moving fast to capture new business opportunities, while positioning the balance sheet for the future — which in the current quarter included exiting certain loan relationships that do not fit our go-forward business model.”

Christopher Baron, President and Chief Executive Officer, commented, “Our diversified, relationship-driven deposit franchise remains one of our greatest advantages — despite competitive pressure, we lowered our cost of deposits seven basis points to 1.56% this quarter. While one-time severance and benefit costs from our executive transition affected reported results, our underlying business is strong, and healthy deposit and loan pipelines have us well-positioned for the quarters ahead.”

Second Quarter 2026 Performance Highlights:

●	Total loans increased $64 million, or 3.2%, in the quarter, with strong loan growth especially at the end of the quarter.
●	Average cost of deposits decreased to 1.56%, or 7 basis points from the prior quarter.
●	Severance and employee benefit expenses related to departing executives were $10.5 million, which represents full and one-time costs for associated obligations.
●	A $5.2 million provision for credit losses was recorded during the quarter, reflecting loan growth, increased required reserves on certain individually evaluated loans, and the impact of $2.8 million of net charge-offs during the quarter.
●	The allowance for credit losses for loans rose to $23.0 million or 1.11% of loans.
●	Nonperforming loans decreased by $6.9 million during the quarter to $9.8 million, or 0.47% of total loans, a decrease of 36 basis points from the prior quarter-end.
●	Capital ratios above the regulatory thresholds for "well capitalized" banks, with a Total Capital ratio of 14.87%, a Common Equity Tier 1 ratio of 13.76%, and Tangible Common Equity ratio of 11.62%.*
●	On May 22, 2026, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.30 per share, which was paid on July 9, 2026 to shareholders of record as of June 11, 2026.

*Tangible Common Equity ratio is a non-GAAP financial measure.  See the reconciliation of GAAP and non-GAAP financial measures is presented at the end of this release.

Earnings

The Company reported a net loss of $7.0 million for the second quarter of 2026, compared to net income of $8.2 million for the first quarter of 2026. This decrease primarily reflected a $10.7 million increase in noninterest expense, driven largely by $10.5 million of severance, accelerated equity award vesting, and employee benefit costs associated with the  previously announced departures of three senior executives, together with a $5.9 million increase in the provision for credit losses, compared to a $670,000 reversal of the provision for credit losses in the prior quarter. Net interest income also declined $1.5 million during the quarter, while noninterest income decreased by $59,000. These changes were partially offset by a $2.9 million decrease in the provision for income taxes. Compared to the second quarter of 2025, the change from net income of $6.4 million to a net loss of $7.0 million  primarily reflected an $11.4 million increase in noninterest expense, largely attributable to executive transition costs, and a $5.0 million increase in the provision for credit losses. These changes were partially offset by a $568,000 increase in net interest income and a $2.6 million decrease in the provision for income taxes.

Net income for the six months ended June 30, 2026 totaled $1.2 million, compared to $12.1 million for the same period in 2025. The decrease primarily was due to a $11.9 million increase in noninterest expense and a $3.7 million increase in the provision for credit losses, partially offset by a $2.9 million increase in net interest income, a $1.8 million decrease in provision for income taxes and a $78,000 increase in noninterest income.

Net Interest Income and Margin

Net interest income decreased $1.5 million, or 5.8%, to $23.7 million for the second quarter of 2026 from $25.2 million for the prior quarter, and increased $568,000, or 2.5%, from $23.2 million for the same quarter a year ago. The decrease from the prior quarter was primarily driven by decreases in interest income on loans, including fees, FHLB dividends and federal funds sold and interest-bearing balances in banks. These decreases were partially offset by decreases in interest expense on deposits and junior subordinated debentures and an increase in interest income on investment securities.

The increase in net interest income compared to the same quarter in 2025 primarily reflects increases in interest income on loans, including fees, and decreases in interest expense on deposits, subordinated debt and junior subordinated debentures. These changes were partially offset by decreases in interest income on federal funds sold and interest-bearing balances in banks, FHLB and FRB dividends and interest income on investment securities. Average interest-earning assets decreased $71.4 million, or 2.9%, compared to the first quarter of 2026, and $50.6 million, or 2.1%, compared to the second quarter of 2025.

Annualized net interest margin was 3.95% for the second quarter of 2026, compared to 4.11% for the first quarter of 2026 and 3.77% for the second quarter of 2025.

The average yield earned (annualized) on interest-earning assets was 5.36% for the second quarter of 2026, down from 5.64% for the first quarter of 2026 and 5.45% for the second quarter of 2025. The 28 basis point decrease from the prior quarter primarily reflected the absence of $1.2 million of non-recurring discount accretion and interest recovery recognized during the first quarter of 2026, which contributed 23 basis points to the prior quarter’s average loan yield, and the absence of a FHLB special dividend received during the first quarter of 2026, which contributed five basis points. These decreases were partially offset by higher average yields on investment securities. Compared to the second quarter of 2025, the nine basis point decrease primarily reflected lower average yields on federal funds sold and interest-bearing balances in banks, lower FHLB dividend rates and, to a lesser extent, lower average loan yields, partially offset by higher average yields on investments.

The average rate paid (annualized) on interest-bearing liabilities decreased to 2.14% for the second quarter of 2026, down from 2.29% for the prior quarter and from 2.54% for the second quarter of 2025. The decrease from the prior quarter was primarily due to the absence of accelerated amortization of deferred debt issuance costs associated with the early redemption of a junior subordinated debenture during the first quarter of 2026, as well as lower cost of deposits. The decrease in funding costs from the second quarter of 2025 was due to the payoff of the subordinated debt and junior subordinated debenture and lower rates paid on premium money market and time deposits, reflecting market-driven conditions.

Interest income on loans, including fees, decreased $1.4 million, or 4.6%, to $28.2 million for the three months ended June 30, 2026, from $29.6 million for the prior quarter, primarily due to a $21.3 million decrease in the average balance of loans and a 27 basis point decrease in the average loan yield. Interest income on loans, including fees, increased $251,000, or 0.9%, for the three months ended June 30, 2026, from $28.0 million for the three months ended June 30, 2025, primarily due to a $28.3 million increase in the average balance of loans, partially offset by a three basis point decrease in the average loan yield. The average balance of loans was $2.0 billion for the three months ended June 30, 2026, March 31, 2026 and June 30, 2025. The average yield on loans was 5.60% for the second quarter of 2026, compared to 5.87% for the first quarter of 2026 and 5.63% for the second quarter of 2025.

Interest income on loans included $380,000 of amortization of net premiums on acquired loans for the three months ended June 30, 2026, primarily due to continued seasoning and runoff of the acquired loan portfolio, which negatively impacted the average loan yield by eight basis points. This compares to accretion of net discounts of $600,000 and $110,000 for the three months ended March 31, 2026 and June 30, 2025, respectively, which positively impacted the average loan yield by 11 basis points during the first quarter of 2026 and had no significant impact during the second quarter of 2025. The balance of net premiums on these acquired loans totaled $245,000, $649,000 and $319,000 at June 30, 2026, March 31, 2026 and June 30, 2025, respectively. Interest income also included $110,000 of fees related to prepayment penalties for the three months ended June 30, 2026, compared to $17,000 and $109,000 for the three months ended March 31, 2026 and June 30, 2025, respectively.

Interest income on investment securities increased $135,000, or 6.3%, to $2.3 million for the three months ended June 30, 2026, compared to $2.1 million for the three months ended March 31, 2026, and decreased $139,000, or 5.8%, from $2.4 million for the three months ended June 30, 2025. The average yield on investment securities increased eight basis points to 4.67% for the three months ended June 30, 2026, compared to 4.59% for the three months ended March 31, 2026, and decreased one basis point from 4.68% for the three months ended June 30, 2025. The increase in the average yield from the prior quarter primarily reflected purchases of investment securities at higher rates, while the average yield remained relatively unchanged compared to the same quarter a year ago. The average balance of investment securities totaled $194.7 million for the three months ended June 30, 2026, compared to $188.2 million and $206.5 million for the three months ended March 31, 2026 and June 30, 2025, respectively. In addition, the Company received $139,000 in cash dividends on its FRB and FHLB stock for the three months ended June 30, 2026, compared to $709,000 for the three months ended March 31, 2026, which included $330,000 of special dividends from the FHLB, and $392,000 for the three months ended June 30, 2025.

Interest income on federal funds sold and interest-bearing balances in banks decreased $502,000, or 23.5%, to $1.6 million for the three months ended June 30, 2026, compared to $2.1 million for the three months ended March 31, 2026, as a result of a $57.0 million decrease in the average balance. Interest income on federal funds sold and interest-bearing balances in banks decreased $1.1 million, or 39.3%, from $2.7 million for the three months ended June 30, 2025, due to decreases in both the average yield and average balance. The average yield on federal funds sold and interest-bearing balances in banks remained at 3.70% for both the three months ended June 30, 2026 and March 31, 2026, and decreased 75 basis points from 4.45% for the three months ended June 30, 2025, reflecting decreases in Federal Reserve policy rates. The average balance of federal funds sold and interest-bearing balances in banks totaled $177.3 million for the three months ended June 30, 2026, compared to $234.2 million and $242.8 million for the three months ended March 31, 2026 and June 30, 2025, respectively.

Interest expense on deposits decreased $565,000, or 6.3%, to $8.4 million for the three months ended June 30, 2026, compared to $9.0 million for the three months ended March 31, 2026, and decreased $810,000, or 8.8% compared to $9.2 million for the three months ended June 30, 2025. The decrease from the prior quarter was due to lower rates paid on money market and time deposits. Compared to the same quarter last year, the decrease also reflects lower rates on money market and time deposits, partially offset by a shift in deposit mix from noninterest-bearing to higher-cost accounts. The average cost of deposits (including noninterest-bearing deposits) for the three months ended June 30, 2026 was 1.56%, down from 1.63% for the three months ended March 31, 2026 and 1.71% for the three months ended June 30, 2025. The average balance of deposits totaled $2.2 billion for the second quarter of 2026, consistent with the first quarter of 2026, and increased from $2.1 billion for the second quarter of 2025. The average balance of noninterest-bearing deposits decreased $15.1 million, or 2.6%, to $571.4 million for the three months ended June 30, 2026, compared to $586.5 million for the three months ended March 31, 2026, and decreased $33.5 million, or 5.5%, compared to $604.9 million for the three months ended June 30, 2025.

Interest expense on borrowings decreased $268,000, or 68.8%, to $122,000 for the three months ended June 30, 2026, compared to $390,000 for the three months ended March 31, 2026, and decreased $965,000, or 89.0%, compared to $1.1 million for three months ended June 30, 2025. The decrease compared to the prior quarter primarily reflected the redemption of one junior subordinated debenture during the first quarter of 2026, including the absence of $222,000 of accelerated amortization of debt issuance costs recognized upon redemption and lower interest expense on that debenture. The decrease compared to the second quarter of 2025 primarily reflected the redemption of all outstanding subordinated notes in the prior year and decrease in average balance of junior subordinated debentures.

Provision for Credit Losses

The Company recorded a $5.2 million provision for credit losses for the second quarter of 2026, compared to a reversal of the provision for credit losses of $670,000 and a provision for credit losses $203,000 for the first quarter of 2026 and the second quarter of 2025, respectively. The provision for credit losses in the current quarter primarily reflected the impact of $2.8 million in net charge-offs during the quarter, together with loan growth and increased specific reserves on certain individually evaluated loans. The impact of changes in the forecasted economic conditions was minimal, as lower projected unemployment was substantially offset by a decrease in gross domestic product.

Noninterest Income

Noninterest income for the second quarter of 2026 decreased $59,000, or 3.8%, to $1.5 million compared to the prior quarter of 2026, and $27,000, or 1.8%, compared to the second quarter of 2025. The decrease in noninterest income compared to the prior quarter of 2026 was primarily due to a $278,000 unfavorable swing on investment in a Small Business Investment Company (“SBIC”) fund, which went from a gain of $85,000 for three months ended March 31, 2026, to loss of $193,000 for the three months ended June 30, 2026, and a $34,000 decrease in gain on sale of loans. These decreases were partially offset by increases of $134,000 in service charges and other fees, $66,000 in loan servicing fees and other fees, and a $37,000 increase in gain on equity securities. The decrease in noninterest income compared to the same quarter of 2025 was primarily due to a $163,000 decrease in loan servicing fees and other fees and a $38,000 decrease in service charges and other fees, partially offset by a $88,000 increase in gain on equity securities, a $35,000 increase in gain on sale of loans and a $34,000 decrease in loss on investment in SBIC fund.

Noninterest Expense

Noninterest expense for the second quarter of 2026 increased $10.7 million, or 64.5%, to $27.2 million, compared to $16.5 million for the first quarter of 2026, and increased $11.4 million, or 72.4%, compared to $15.8 million for the second quarter of 2025. Results for the current quarter included $10.5 million of severance, accelerated equity award vesting, and employee benefit costs associated with the previously announced departures of three senior executives. The increase from the prior quarter reflects a $493,000 increase in other expense primarily due to higher professional and legal fees attributable to the executive transition, along with an increase in business development and marketing expense. The increase was partially offset by a $42,000 decrease in occupancy and equipment expense. Compared to the second quarter of 2025, the increase in noninterest expense was primarily due to a $11.3 million increase in salaries and employee benefits related to costs associated with the previously announced departures of three senior executives, increased base wages, higher employee insurance claims, and lower deferred salary costs due to lower loan origination, as well as a $126,000 increase in data processing expense due to newly implemented services in 2026 and higher vendor data processing charges, and a $55,000 increase in other expense, partially offset by a $98,000 decrease in occupancy and equipment expense.

Income Taxes

The Company recorded an income tax benefit of $223,000 for the second quarter of 2026, compared to income tax expense of $2.7 million for the first quarter of 2026 and $2.4 million for the second quarter of 2025. The effective tax rate for the second quarter of 2026 was 3.1%, compared to 25.0% for the prior quarter and 27.0% for the second quarter of 2025. The decrease in the effective tax rate primarily reflected the tax benefit associated with the Company’s net loss during the current quarter, partially offset by the full tax effects associated with Section 162(m) limitations on the executive departures severance and other compensation obligations, which were recorded discretely in the second quarter of 2026.

Loans and Credit Quality

Loans, net of deferred fees, totaled $2.1 billion at June 30, 2026, compared to $2.0 billion both at March 31, 2026 and June 30, 2025. Loans increased $63.9 million from March 31, 2026, and increased $75.0 million from June 30, 2025. The increase in loans from March 31, 2026 was primarily due to $79.8 million of new loan originations and $63.4 million of loan purchases, partially offset by $71.2 million of loan repayments. During the current quarter, the Company sold loans totaling $9.2 million, of which $7.7 million were nonperforming assets.

Nonperforming loans, consisting of non-accrual loans and accruing loans 90 days or more past due, totaled $9.8 million, or 0.47% of total loans, at June 30, 2026, compared to $16.7 million, or 0.83% of total loans, at March 31, 2026, and $16.4 million, or 0.82% of total loans, at June 30, 2025. The decrease from the prior quarter-end primarily reflected the payoff of one nonaccrual loan totaling $685,000 and the sale of two nonaccrual loans totaling $7.7 million, partially offset by two new nonaccrual commercial real estate loans totaling $3.5 million. The majority of nonperforming loans remain concentrated in the commercial real estate portfolio, while consumer and other commercial loans continue to exhibit low levels of delinquencies.

The portion of nonaccrual loans guaranteed by government agencies totaled $862,000 at June 30, 2026, compared to $932,000 at March 31, 2026, and $610,000 at June 30, 2025. The decrease from the prior quarter-end primarily reflected paydowns. As of June 30, 2026, there were two loans totaling $677,000 that were 90 days or more past due and still accruing because they were in the process of collection, compared to no such loans at March 31, 2026 and three such loans totaling $2.9 million at June 30, 2025, of which $2.8 million were fully guaranteed by government agencies. Accruing loans past due 30-89 days totaled $2.2 million at June 30, 2026, compared to $2.3 million at March 31, 2026, and $9.2 million at June 30, 2025. The $108,000 decrease from March 31, 2026, was primarily due to paydowns, while the $7.0 million decrease from June 30, 2025 primarily reflected two loans that were brought current.

At June 30, 2026, the Company’s allowance for credit losses for loans was $23.0 million, or 1.11% of total loans, compared to $20.6 million, or 1.02% of total loans, at March 31, 2026 and $18.7 million, or 0.94% of total loans, at June 30, 2025. Net charge-offs totaled $2.8 million for the second quarter of 2026, compared to $15,000 in the prior quarter, and $13,000 in the second quarter of 2025. The increase in the allowance for credit losses on loans during the second quarter of 2026 primarily reflected a $1.6 million increase in specific reserves for individually evaluated loans, primarily due to one commercial real estate loan, and a $785,000 increase in reserves for pooled loans due to loan growth. The impact of changes in forecasted economic conditions was minimal, as lower projected unemployment was substantially offset by a decrease in gross domestic product. Qualitative risk factor classifications remained unchanged during the quarter.

At June 30, 2026, acquired loans, net of discounts and premiums, totaled $40.8 million, with a remaining net premium of $245,000, compared to $108.4 million and $649,000 at March 31, 2026, and $141.7 million and $319,000 at June 30, 2025, respectively. The decrease in acquired loans, net of discounts and premiums, from March 31, 2026 was primarily due to migration to the general pool of $58.9 million of acquired loans, including a $330,000 net premium, as the portfolio continued to season, with most of these loans having not been renewed or re-underwritten during the second quarter of 2026.

Deposits and Borrowings

Deposits decreased $95.5 million, or 4.2%, to $2.2 billion at June 30, 2026, compared to $2.3 billion at March 31, 2026, and decreased $16.7 million, or 0.8%, compared to $2.2 billion at June 30, 2025. Noninterest-bearing deposits totaled $576.5 million, or 26.6% of total deposits, at June 30, 2026, compared to $609.2 million, or 26.9%, at March 31, 2026, and $616.1 million, or 28.2%, at June 30, 2025.

We consider our deposit base to be stable and well-diversified, and we do not have any significant industry concentrations among our noninsured deposits. At June 30, 2026 and March 31, 2026, our average deposit account size (excluding public funds), calculated by dividing period-end deposits by the number of accounts with balances, was approximately $62,000 and $63,000, respectively.

The Bank maintains a secured FHLB of San Francisco borrowing facility for up to 25% of total assets, secured by certain types of loans with $25.0 million of overnight advances outstanding at June 30, 2026, compared to none at March 31, 2026 and June 30, 2025. The Bank has access to borrowing capacity through unused Federal Funds lines with four correspondent banks and an approved, unused Federal Reserve discount window facility.

Shareholders’ Equity

Shareholders’ equity totaled $335.4 million at June 30, 2026, compared to $344.0 million at March 31, 2026 and $330.6 million at June 30, 2025. The decrease from March 31, 2026 primarily reflected a net loss of $7.0 million and $3.3 million of accrued cash dividends, partially offset by a $1.2 million increase in common stock due to stock based compensation related to accelerated vesting of shares for departing executives, $470,000 of other comprehensive income, net of taxes, primarily related to changes in unrealized gains on available-for-sale securities. At June 30, 2026, 202,444 shares remained available for repurchase under the Company’s current stock repurchase program.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in California, Washington, New Mexico, Colorado and Nevada. The Bank is an Equal Housing Lender and a member of FDIC. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements and from historical performance. Factors that could cause actual results to differ materially include, but are not limited to: the Company’s ability to successfully execute its management transition, retain key employees and clients, and achieve its strategic objectives; adverse economic conditions in the Company’s local market areas, other markets where the Company has lending relationships; changes in employment levels, labor shortages, persistent inflation, recessionary pressures, or slowing economic growth; changes in interest rate levels and volatility, and the timing and pace of such changes, including actions by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which could adversely affect the Company’s revenues and expenses, the value of its assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and related monetary and fiscal responses, and their effect on consumer and business behavior; fiscal policy disputes or disruptions, including the effects of any federal government shutdown or delays in budget approvals; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry on investor and depositor sentiment; review of the Company’s accounting, accounting policies and internal control over financial reporting; future acquisitions by the Company of other depository institutions or lines of business; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; increased competitive pressures, including repricing and competitors’ pricing initiatives, and their impact on the Company’s market position and loan and deposit products; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or cyberattacks; environmental, social and governance matters; legislation or regulatory changes, including but not limited to changes in capital requirements, banking regulations, tax laws, or consumer protection laws; the ability to adapt to rapid technological changes, including advancements related to artificial intelligence, digital banking platforms, and cybersecurity; the potential for new or increased tariffs, trade restrictions or geopolitical tensions that could affect financial markets, global supply chains, commodity prices, or economic activity; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest and other external events on the Company’s business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the SEC, which are available on the Company’s website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2026	2026	2025	2026	2025

Interest income
Loans, including fees	$28,213	$29,578	$27,962	$57,791	$55,111
Investment securities	2,267	2,132	2,406	4,399	4,860
Fed funds sold and interest-bearing balances in banks	1,634	2,136	2,693	3,770	5,342
FHLB dividends	23	584	248	607	497
FRB dividends	112	120	144	232	289
Total interest and dividend income	32,249	34,550	33,453	66,799	66,099
Interest expense
Deposits	8,399	8,964	9,209	17,363	17,892
Subordinated debt	—	—	892	—	1,783
Junior subordinated debt	119	390	192	509	384
Other borrowings	3	—	—	3	—
Total interest expense	8,521	9,354	10,293	17,875	20,059
Net interest income	23,728	25,196	23,160	48,924	46,040
Provision (Reversal) for credit losses	5,241	(670)	203	4,571	845
Net interest income after provision for credit losses	18,487	25,866	22,957	44,353	45,195
Noninterest income
Gain on sale of loans	89	123	54	212	252
Gain (loss) on equity securities	95	58	7	153	(248)
Service charges and other fees	875	741	913	1,616	1,858
Loan servicing fees and other fees	353	287	516	640	905
(Loss) gain on investment in SBIC fund	(193)	85	(227)	(108)	(336)
Other income and fees	267	251	250	518	522
Total noninterest income	1,486	1,545	1,513	3,031	2,953
Noninterest expense
Salaries and employee benefits	21,049	10,849	9,728	31,898	19,663
Occupancy and equipment	2,085	2,127	2,183	4,212	4,319
Data processing	2,039	2,038	1,913	4,077	3,766
Other expense	1,985	1,492	1,930	3,477	3,995
Total noninterest expense	27,158	16,506	15,754	43,664	31,743
(Loss) income before provision for income taxes (benefits) expense	(7,185)	10,905	8,716	3,720	16,405
Provision for income taxes (benefits) expense	(223)	2,725	2,352	2,502	4,339
Net (loss) income	$(6,962)	$8,180	$6,364	$1,218	$12,066

Net (loss) income per common share:
Basic	$(0.64)	$0.75	$0.58	$0.11	$1.09
Diluted	(0.64)	0.75	0.58	0.11	1.09

Weighted average shares used to compute net income per common share:
Basic	10,909,317	10,909,077	11,002,967	10,909,197	11,069,145
Diluted	10,909,317	10,909,077	11,002,967	10,909,197	11,069,145

Comprehensive (loss) income
Net (loss) income	$(6,962)	$8,180	$6,364	$1,218	$12,066
Other comprehensive (loss) income:
Change in unrealized gain on available-for-sale securities	653	318	1,105	971	4,033
Deferred tax (benefit) expense	(182)	22	(316)	(160)	(1,149)
Other comprehensive income, net of tax	471	340	789	811	2,884
Comprehensive (loss) income	$(6,491)	$8,520	$7,153	$2,029	$14,950

BAYCOM CORP

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(Dollars in thousands)

	June 30,	March 31,	June 30,
	2026	2026	2025

Assets
Cash and due from banks	$21,758	$18,561	$21,764
Federal funds sold and interest-bearing balances in banks	155,624	287,343	269,860
Cash and cash equivalents	177,382	305,904	291,624
Investment securities available-for-sale ("AFS"), at fair value, net of allowance for credit losses of $0 at June 30, 2026, March 31, 2026 and June 30, 2025	182,710	189,432	184,682
Equity securities, at fair value	11,707	12,613	12,872
Federal Home Loan Bank ("FHLB") stock, at par	12,046	11,524	11,524
Federal Reserve Bank ("FRB") stock, at par	7,733	7,727	9,653
Loans held for sale	—	125	—
Loans, net of deferred fees	2,075,229	2,011,282	2,000,249
Allowance for credit losses for loans	(22,950)	(20,600)	(18,700)
Premises and equipment, net	13,132	13,036	13,686
Core deposit intangible	1,518	1,631	2,187
Cash surrender value of bank owned life insurance policies, net	24,746	24,547	23,968
Right-of-use assets	14,730	13,590	13,084
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	43,260	38,887	38,712
Total Assets	$2,580,081	$2,648,536	$2,622,379

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$576,535	$609,226	$616,096
Interest-bearing deposits
Transaction accounts and savings	722,350	655,968	645,092
Premium money market	410,099	413,074	368,611
Time deposits	460,934	587,122	556,835
Total deposits	2,169,918	2,265,390	2,186,634
Other borrowings	25,000	—	—
Junior subordinated deferrable interest debentures, net	5,888	5,874	8,686
Subordinated debt, net	—	—	63,821
Salary continuation plans	5,235	5,274	4,860
Lease liabilities	15,692	14,568	14,120
Interest payable and other liabilities	22,958	13,442	13,696
Total Liabilities	2,244,691	2,304,548	2,291,817

Shareholders’ Equity
Common stock, no par value	167,639	166,473	167,656
Accumulated other comprehensive loss, net of tax	(5,823)	(6,294)	(10,122)
Retained earnings	173,574	183,809	173,028
Total Shareholders’ Equity	335,390	343,988	330,562
Total Liabilities and Shareholders’ Equity	$2,580,081	$2,648,536	$2,622,379

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Selected Financial Ratios and Other Data:	2026	2026	2025	2026	2025

Performance Ratios:
Return on average assets (1)	(1.09)%	1.25%	0.98%	0.09%	0.93%
Return on average equity (1)	(8.04)	9.54	7.69	0.71	7.29
Return on average tangible common equity (1) (3)	(9.10)	10.81	8.79	0.80	8.35
Yield earned on average interest-earning assets (1)	5.36	5.64	5.45	5.50	5.37
Rate paid on average interest-bearing liabilities (1)	2.14	2.29	2.54	2.22	2.54
Interest rate spread - average during the period (1)	3.22	3.35	2.91	3.28	2.83
Net interest margin (1)	3.95	4.11	3.77	4.03	3.69
Cost of deposits (1)	1.56	1.63	1.71	1.59	1.68
Loan to deposit ratio	95.64	88.78	91.48	95.64	91.48
Efficiency ratio (2)	107.71	61.73	63.85	84.04	64.79
Charge-offs, net	$2,847	$15	$13	$2,861	$115

Per Share Data:
Shares outstanding at end of period	10,909,317	10,909,317	10,941,232	10,909,317	10,941,232
Average diluted shares outstanding	10,909,317	10,909,077	11,002,967	10,909,197	11,069,145
Diluted (loss) earnings per share	$(0.64)	$0.75	$0.58	$0.11	$1.09
Book value per share	30.74	31.53	30.21	30.74	30.21
Tangible book value per share (3)	27.04	27.82	26.46	27.04	26.46

Asset Quality Data:
Nonperforming assets to total assets (4)	0.38%	0.63%	0.62%
Nonperforming loans to total loans (5)	0.47%	0.83%	0.82%
Allowance for credit losses on loans to nonperforming loans (5)	234.64%	123.50%	114.15%
Allowance for credit losses on loans to total loans	1.11%	1.02%	0.93%
Classified assets (graded substandard and doubtful)	$35,600	$43,787	$46,825
Total accruing loans 30‑89 days past due	2,207	2,315	9,238
Total loans 90 days past due and still accruing	677	—	2,911

Capital Ratios:
Tier 1 leverage ratio — Bank (6)	11.66%	11.70%	14.03%
Common equity tier 1 capital ratio — Bank (6)	13.76%	14.54%	17.35%
Tier 1 capital ratio — Bank (6)	13.76%	14.54%	17.35%
Total capital ratio — Bank (6)	14.87%	15.55%	18.28%
Equity to total assets — end of period	13.00%	12.99%	12.61%
Tangible equity to tangible assets — end of period (3)	11.62%	11.64%	11.22%

Loans:
Real estate	$1,906,066	$1,820,009	$1,801,114
Non-real estate	159,289	173,415	184,719
Nonaccrual loans	9,104	16,681	13,471
Mark to fair value at acquisition, net	245	649	319
Total Loans	2,074,704	2,010,754	1,999,623
Net deferred fees on loans	525	528	626
Loans, net of deferred fees	$2,075,229	$2,011,282	$2,000,249

Other Data:
Number of full-service offices	34	34	34
Number of full-time equivalent employees	329	327	331

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)	Regulatory capital ratios are for United Business Bank only.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains return on average tangible common equity, tangible book value per share and tangible equity to tangible assets, each of which is a non-GAAP financial measure. Return on average tangible common equity is calculated by dividing net income for the period by average tangible common shareholders’ equity for the period. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible equity, tangible common shareholders’ equity and average tangible common shareholders’ equity exclude intangible assets from shareholders’ equity, and tangible assets exclude intangible assets from total assets. For these financial measures, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that these measures are consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios, and presents these measures to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its peers. Non-GAAP financial measures have inherent limitations and are not required to be uniformly applied. Further, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below:

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	June 30,	March 31,	June 30,
	2026	2025	2025

Tangible Book Value:
Total equity and common shareholders’ equity (GAAP)	$335,390	$343,988	$330,562
less: Goodwill and other intangibles	40,356	40,469	41,025
Tangible equity and common shareholders’ equity (Non-GAAP)	$295,034	$303,519	$289,537

Total assets (GAAP)	$2,580,081	$2,648,536	$2,622,379
less: Goodwill and other intangibles	40,356	40,469	41,025
Total tangible assets (Non-GAAP)	$2,539,725	$2,608,067	$2,581,354

Equity to total assets (GAAP)	13.00%	12.99%	12.61%
Tangible equity to tangible assets (Non-GAAP)	11.62%	11.64%	11.22%
Return on average equity (GAAP)	(8.04)%	9.54%	7.69%
Return on average tangible common equity (Non-GAAP)	(9.10)%	10.81%	8.79%
Book value per share (GAAP)	$30.74	$31.53	$30.21
Tangible book value per share (Non-GAAP)	$27.04	$27.82	$26.46

CONTACT:

BayCom Corp

Kevin L. Thompson, 925-476-1800

klthompson@ubb-us.com

Source: BayCom Corp